                                                                    EXHIBIT 3.5

                              ARTICLES OF AMENDMENT

         (Pursuant to Sections 607.0601 of the Business Corporation Act
                            of the State of Florida)

         High Speed Net Solutions, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

         1. The name of the corporation is High Speed Net Solutions, Inc.

         2. The terms and provisions of Statement of Rights and Preferences of
Series B Convertible Preferred Stock have been duly approved by written consent of the board of directors of the Corporation pursuant to Section 607.047 of the
Florida General Corporation Act.

         3. The text of the resolution establishing and designating the Series B
Convertible Preferred Stock, and fixing and determining the relative rights and preferences of the Series B Convertible Preferred Stock is attached hereto as
Exhibit A.

         IN WITNESS WHEREOF, the Corporation has caused this statement relating to the Statement of Rights and Preferences of Series B Convertible Preferred
Stock to be executed in its name and on its behalf by its President and attested to by its Secretary this 13 th day of February, 2001, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                    HIGH SPEED NET SOLUTIONS, INC.

[CORPORATE SEAL]

                                    By: /s/ Andrew Fox
                                       -----------------------------------------
ATTEST:                                 Andrew Fox, President

By: /s/ R. S. Lowrey
    --------------------------------------------------
    Robert S. Lowrey, Assistant Secretary

                                    EXHIBIT A

                                 WRITTEN CONSENT
                            OF THE BOARD OF DIRECTORS
                                       OF
                         HIGH SPEED NET SOLUTIONS, INC.

         The undersigned, being all of the Directors of High Speed Net
Solutions, Inc., a Florida corporation, (the "Corporation"), do hereby adopt the following resolutions by signing their written consent hereto, which action by written consent is taken in lieu of holding a special meeting of the Board of
Directors of the Corporation:

                      APPROVAL OF THE ARTICLES OF AMENDMENT

         WHEREAS, the Directors of the Corporation have been presented with the form of a Statement of Rights and Preferences of the Series B Convertible
Preferred Stock (the "Statement"), a copy of which is attached hereto which describes the terms of the Series B Convertible Preferred Stock; and

         WHEREAS, the Directors of the Corporation believe that the adoption of the Statement is in the best interests of the Corporation;

         NOW, THEREFORE, BE IT

         RESOLVED, that the Statement be, and hereby is, approved and adopted in the form attached hereto; and further

         RESOLVED, that the officers of the Corporation be, and hereby are, authorized to execute a Statement of Rights of Preferred Stock of the
Corporation and to file such Certificate with the Department of State of the
State of Florida as is required by the Florida General Corporation Act.

            {The remainder of this page is intentionally left blank.}

         These actions and resolutions are effective as of the 13th day of
February, 2001. This written consent may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       /s/ Andrew Fox
                                      ------------------------------------------
                                      Andrew L. Fox

                                      /s/ Bjorn Jawerth
                                      ------------------------------------------
                                      Dr. Bjorn Jawerth

                                      /s/ Herman Rush
                                      ------------------------------------------
                                      Herman Rush

                                      /s/ Richard F. Seifert
                                      ------------------------------------------
                                      Richard F. Seifert

                                      /s/ Cristine Wittress
                                      ------------------------------------------
                                      C. Cristine Wittress

                                      ALL OF THE DIRECTORS

                   STATEMENT OF RIGHTS AND PREFERENCES OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                        OF HIGH SPEED NET SOLUTIONS, INC.

1.       Number and Designation. A series consisting initially of six thousand five hundred (6,500) shares of the authorized preferred stock of the corporation, $.001 par value per share, is designated the Series B
         Convertible Preferred Stock (the "Series B Preferred Stock"). The
         number of shares of Series B Preferred Stock shall not be increased but may be decreased from time to time by resolution of the Board of
         Directors.

2.       Dividend and Distributions. When the Board of Directors declares any cash dividend be paid upon or set aside for the Common Stock in the
         Corporation's fiscal year, the holders of the Series B Preferred Stock shall be entitled to receive in any fiscal year of the corporation, out of any assets at the time legally available therefor, dividends payable in an amount per share of Series B Preferred Stock at least equal to
         (a) the aggregate per share amount of all cash dividends declared, paid or set aside for the Common Stock in such fiscal year, multiplied by
         (b) the number of whole shares of Common Stock into which each such share of Series B Preferred Stock would be convertible immediately after the close of business on the record date fixed for such dividend, notwithstanding whether there is sufficient authorized Common Stock to permit conversion of the Series B Preferred Stock. No dividends shall be paid on the Common Stock unless equivalent dividends per share, as determined on an as-converted basis, are declared and paid on the
         Series B Preferred Stock.

3.       Voting Rights. Except as otherwise required by applicable law or as set forth herein, the shares of Series B Preferred Stock shall be voted equally with the shares of Common Stock (voting together with the shares of Common Stock as a single class) at any annual or special meeting of stockholders of the corporation, or may act by written consent in the same manner as and equally with the shares of Common
         Stock upon the following basis: each holder of one or more shares of
         Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and to such number of votes for the shares of Series B Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of his shares of Series
         B Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, notwithstanding whether there is sufficient authorized Common Stock to permit conversion of the Series B
         Preferred Stock.

4.       Conversion. Each share of Series B Preferred Stock shall automatically be converted, without further action of the holders of Series B
         Preferred Stock, into

         one thousand (1,000) fully paid and nonassessable shares of Common
         Stock, as adjusted pursuant to Section 4(e) below (such number of shares being the "Series B Conversion Rate"), at such time after the corporate charter of the corporation is amended to increase the number of authorized shares of Common Stock of the corporation to at least sixty million so that the corporation has authorized, and not reserved for another purpose, a sufficient number of shares of Common Stock for issuance upon conversion of all outstanding shares of Series B
         Preferred Stock. Until such time, the shares of Series B Preferred
         Stock shall not be convertible.

                  (a) Mechanics of Conversion. Upon notice of conversion from the corporation, the holder of converted shares of Series B Preferred
         Stock shall (1) surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and (2) give written notice to the corporation at such office stating the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued.
         The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (b) Reservation of Stock Issuable Upon Conversion. The
         corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for conversion of the Series B Preferred Stock, including without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of
         Incorporation; provided, however, that the corporation may delay taking any action until after the Securities and Exchange Commission declares the corporation's registration statement on Form S-1 effective and the corporation's common stock becomes registered under the Securities and
         Exchange Act of 1934, as amended.

                  (c) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock.
         All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.
         If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such

         fraction a sum in cash equal to the same fraction of the fair market value per share as of the date of conversion.

                  (d) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, including without limitation the adjustments required under this Section 4, and will at all times in good faith assist in the carrying out of all the provisions of this
         Section 4 and the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of
         Series B Preferred Stock set forth in this Section 4 against impairment.

                  (e) Adjustment to Series B Conversion Rate. The Series B
         Conversion Rate shall be adjusted as follows:

                           (i) If, at any time during the period when the Series
                  B Preferred Stock remains outstanding, the corporation shall declare and pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, then the Series B Conversion Rate shall be proportionately
                  increased and, conversely, if at any time the corporation
                  shall contract or reduce the number of outstanding shares of
                  Common Stock by combining such shares into a smaller number of shares, then the Series B Conversion Rate shall be
                  proportionately decreased as of such time.

                           (ii) Whenever the Series B Conversion Rate shall be
                  adjusted as provided in this Section 4(e), the corporation shall, as soon as practicable thereafter file at its principal office, a statement signed by the Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Series B Conversion Rate that shall be in effect after such adjustment and shall cause a copy of such statement to be sent to the holders of the Series B Preferred Stock at their addresses on the books and records of the corporation.

                  (f) Changes in Common Stock. In case at any time the
         corporation shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the corporation's assets, charter amendment, recapitalization or reclassification of the Common Stock) in connection with which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the corporation or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash)

         or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the holders of Series B Preferred Stock shall be entitled to receive upon conversion of their shares of Series B Preferred Stock at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the securities or other property (including cash) to which such holders of Series B Preferred Stock would have been entitled upon consummation of the Transaction if such holders had converted their shares of Series B Preferred Stock immediately prior thereto
         (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section
         4). The corporation will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the corporation) which may be required to deliver any securities or other property upon the conversion of Series B Preferred Stock as provided herein shall assume, by written instrument delivered to the holders of
         Series B Preferred Stock, the obligation to deliver to such holders such securities or other property as in accordance with the foregoing provisions such holders may be entitled to receive.

                  (g) Other Action Affecting Common Stock. In case at any time or from time to time the corporation shall take any action affecting the Common Stock, other than an action described in Section 4(f)
         hereof, then, unless in the opinion of the Board of Directors of the corporation such action will not have a material adverse effect upon the rights of the holders of Series B Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of
         Directors deemed not to materially adversely affect the rights of the holders), the Series B Conversion Rate shall be adjusted in such manner and at such time as the Board of Directors of the corporation may in good faith determine to be equitable in the circumstances.

                  (h) Status of Converted Series B Preferred Stock. Any shares of Series B Preferred Stock which shall at any time have been converted pursuant to this Section 4 shall, after such conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

5.       Liquidation.

                  (a) Participation. Upon any liquidation, dissolution or
         winding up of the corporation, the holders of shares of Series B
         Preferred Stock shall participate ratably, on an as-converted basis, with the Common Stock in the distribution of the entire assets and funds of the corporation remaining after any and all preferential amounts have been paid, notwithstanding whether there is sufficient authorized Common Stock to permit conversion of the Series B Preferred
         Stock.

                  (b) Valuation of Securities. Any securities to be distributed pursuant to this Section 5 in a liquidation, dissolution or winding up of the corporation shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

                  (c) Notice. Written notice (the "Notice") of any such
         liquidation, dissolution or winding up of the corporation within the meaning of this Section 5, which states the payment date, the place where said payments shall be made and the date on which conversion rights (as defined in Section 4) terminate as to such shares (which shall be not less than 20 days after the date such notice is given), shall be given by first class mail, postage prepaid, or by telecopy, facsimile or recognized overnight courier, not less than 30 nor more than 60 days prior to the payments date stated therein, to the then holders of record of Series B Preferred Stock, such Notice to be addressed to each such holder at its address as shown on the records of the corporation.